UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2016

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2016, Grandparents Insurance Solutions, LLC (“GIS”), a wholly-owned subsidiary of Grandparents.com, Inc. (the “Company”), entered into an Aetna Marketing Agreement for Upline Licensed Agents and Agencies (the “MA Contract”) with Aetna Life Insurance Company and certain affiliates (“Aetna”). Pursuant to the MA Contract, GIS will serve as a general agent and offer Medicare Advantage and Part D policies to certain target customers in exchange for the payment of a commission. The initial term of the MA Contract is effective June 30, 2016 until June 30, 2017 (the “Initial Term”), with automatic annual renewals. Either party may terminate the MA Contract after the Initial Term by giving at least ninety (90) days written notice in accordance with its terms. The MA Contract contains customary representations, warranties and termination rights.

On April 7, 2016, the Company entered into an agreement (the “MMA Agreement”) with the Northeast Division of Marsh & McLennan Agency LLC (“MMA”), pursuant to which MMA will offer and sell Medicare policies through MMA’s insurance benefits portal in exchange for the sharing of commissions received by the Company from Aetna for each policy sold. The term of the MMA Agreement is five years with automatic annual renewals. Either party may terminate the MMA Agreement beginning in the second year of the term if less than 10,000 policies are sold in a year. The MMA Agreement contains customary representations, warranties and termination rights. The Company previously determined that the MMA Agreement was not material at the time of entry but now deems the MMA Agreement to be material as a result of, among other factors, the MA Contract.

The foregoing descriptions of the MA Contract and the MMA Agreement do not purport to be complete and are qualified in their entirety by reference to the MA Contract and the MMA Agreement, copies of which the Company will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2016	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman & Chief Executive Officer